Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

May 22, 2026

Wheels Up Experience Inc.

2135 American Way

Chamblee, Georgia 30341

Re:	Wheels Up Experience Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Wheels Up Experience Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale of up to 14,814,357 shares (the “Securities”) of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”). The Securities are to be offered and sold by the selling securityholders listed in the Registration Statement (the “Selling Securityholders”).

The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and may be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation of the Company, filed November 15, 2023, the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed April 24, 2026, and the Amended and Restated By-Laws of the Company, each as amended and/or restated to date (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto, (iii) that certain Registration Rights Agreement, dated as of September 20, 2023, by and among the Company and the equity holders set forth on Schedule 1 thereto (collectively with all joinders thereto and as supplemented by that certain Registration Deadline Extension Letter Agreement, dated as of September 22, 2024, by and among the Company, Delta Air Lines, Inc., CK Wheels LLC and Cox Investment Holdings, LLC (collectively, the “Lead Investors”), and as further supplemented by that certain Registration Deadline Extension Letter Agreement, dated as of September 21, 2025, by and among the Company and the Lead Investors, the “Registration Rights Agreement”), (iv) certain corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company and (v) certain statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Wheels Up Experience Inc. May 22, 2026 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed is true and correct, (ii) all signatures on all documents examined are genuine and provided by natural persons with legal capacity and authority to execute such documents, (iii) all documents submitted as originals are authentic and all documents submitted as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will not have been terminated or rescinded, (v) a Prospectus Supplement, if necessary, will have been prepared and filed with the Commission describing any Securities that are offered, and (vi) all Securities will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable Prospectus Supplement.

We have also assumed that the Company will continue to be validly existing and in good standing under the laws of Delaware and will have all requisite power and authority to enable it to execute, deliver and perform its obligations under the Securities and the related documents.

We are, in this opinion, opining only on the General Corporation Law of the State of Delaware. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and are legally issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Troutman Pepper Locke LLP